EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE
---------------------

CAS MEDICAL SYSTEMS REPORTS FOURTH QUARTER REVENUE AND FULL YEAR 2006 RESULTS

FOR IMMEDIATE RELEASE:

Branford, Conn. - February 22, 2007 - CAS Medical Systems, Inc. (NASDAQ: CASM), a medical device company focused on innovative, non-invasive vital signs monitoring, today announced financial results for the fourth quarter and twelve months ended December 31, 2006.

HIGHLIGHTS
o REVENUE FOR THE QUARTER INCREASED 19% OVER Q4 2005 REACHING A RECORD $10.2 MILLION
o   REVENUE FOR THE YEAR INCREASED 31% OVER FY05 REACHING A RECORD $35.2 MILLION
o   EARNINGS FOR THE YEAR OF $0.14 PER SHARE

"We are pleased to report continued revenue growth for the fourth quarter and full year 2006," stated Louis P. Scheps, President, CEO and Chairman of the Board. "Throughout the year, our core business has remained strong and continued to grow at the double digit rate we have experienced over the past few years. Our commitment to this existing business, as well as our new opportunity with the recently introduced FORE-SIGHT(TM) Cerebral Oximeter, puts us in a great position for future growth. In addition, we achieved some key business milestones including our elevation to the NASDAQ Global Market in December and the successful market introduction of the FORE-SIGHT product at the Post Graduate Anesthesia ("PGA") meeting in New York in December."

FINANCIAL RESULTS FOR Q4
Revenues for the fourth quarter ended December 31, 2006 totaled a record $10.2 million, an increase of $1.6 million, or 19% over the $8.6 million reported for the fourth quarter ended December 31, 2005. The increase in revenues was led by a 21% increase in blood pressure product sales generated primarily from the worldwide sales of vital signs monitors and sales of blood pressure cuffs. Sales of the Company's vital signs monitor to the Department of Veterans Affairs ("VA") under its sole source blanket purchasing agreement were particularly robust during the fourth quarter, following a very successful sales effort in the third quarter of 2006.

Operating income for the fourth quarter ended December 31, 2006 totaled $819,000 after stock compensation charges of $91,000, compared to $882,000 for the same period last year. On January 1, 2006, the Company adopted FASB No. 123R, "Share-Based Payment," which requires that all stock-based awards be recognized as expenses in the financial statements at the fair value of the award. Operating results for the fourth quarter of 2006 contained retirement benefit credits of $87,000 compared to $401,000 for the fourth quarter of 2005. No further retirement benefit credits are expected. Operating income for the fourth quarter of 2006 was affected by increases in costs of sales for Statcorp related products. Research and development ("R&D") expenses for the fourth quarter increased $146,000, or 20%, to $876,000 from $730,000 for the prior year fourth quarter. The increase in R&D was primarily related to the development of the Company's FORE-SIGHT Cerebral Oximeter. As a result, operating income fell to 8% of revenues for the three months ended December 31, 2006 from 10% of revenues for the same period of the prior year.

Net income for the three months ended December 31, 2006 totaled $536,000, or $0.04 per diluted common share, compared to net income of $649,000, or $0.05 per diluted share, for the three months ended December 31, 2005. Net income for the fourth quarter of 2006 was affected by $91,000 of stock compensation expense largely non-deductible for tax purposes. Net income for the fourth quarter of 2006 was affected by a year-to-date change in estimate which resulted in $222,000 of income tax expense or an effective rate of 29%. Net income for the fourth quarter of the prior year was similarly affected resulting in $166,000 of income tax expense or an effective rate of 20%.

FINANCIAL RESULTS FOR THE FULL YEAR OF 2006
Revenues for 2006 increased 31%, or $8.3 million, to $35.2 million from $26.9 million for 2005. Statcorp product sales accounted for $3.7 million, or 44% of the increase. Statcorp was acquired by the Company during May 2005 and, as such, 2005 reported revenues do not include a full year of Statcorp results. Increases in blood pressure product sales of 40%, resulted primarily from sales of vital signs monitors and accessories to domestic accounts including the VA, a private label veterinary distribution partner and international customers and accounted for 48% of the overall increase in revenues. Sales of original equipment manufacturer ("OEM") modules also increased, accounting for 5% of the overall growth in revenues.

Operating income for the twelve months ended December 31, 2006 was $3.0 million after stock compensation charges of $390,000, compared to $2.7 million for the same period last year. Cost of sales as a percentage of sales for 2006 was affected by the full year impact of Statcorp whose products normally carry lower gross margins. Operating expenses, while declining to 32% of revenues for 2006 from nearly 34% for 2005, included a 69% increase in R&D expenses to $2.8 million, or nearly 8% of revenues, from $1.6 million, or 6% of revenues, for 2005, pertaining largely to the development of the FORE-SIGHT Cerebral Oximeter and reductions in NIH grant reimbursements. SG&A expenses for 2006 decreased as a percent of revenue to 25% compared to 28% for 2005 despite substantial FORE-SIGHT related marketing expenses.

Net income for the twelve months ended December 31, 2006 was $1.7 million, or $0.14 per diluted common share, compared to net income of $1.8 million, or $0.15 per diluted share, for the twelve months ended December 31, 2005. Net income for 2006 was affected by $390,000 of stock compensation charges, $343,000 (or $0.03 per diluted common share) of which were non-deductible for tax purposes. The Company's effective tax rate for 2006 approximates 36% primarily as a result of these charges, compared to 29% for 2005.

MANAGEMENT DISCUSSION
"Our core business continues to grow to record levels," continued Mr. Scheps. "Blood pressure related business is our main area of growth supported by the success of our blanket purchase agreement with the VA. Our private label veterinary business partner continues to exceed expectations as do sales of Statcorp products and our proprietary OEM MAXNIBP(R) technology. In 2006 we began shipments to two new OEM customers selling multi-parameter monitors for a variety of applications worldwide."

Andrew Kersey, COO, stated, "In addition to posting record revenues in 2006, the Company remained focused on the launch of the FORE-SIGHT product. This new cerebral oximeter was successfully introduced to anesthesiologists in December at the PGA show in New York and more recently to cardiac surgeons at the Society for Thoracic Surgery meeting in San Diego, CA. We are currently responding to leads from clinicians who viewed the FORE-SIGHT product at these and other regional shows. Many of these clinicians are current or past users of cerebral oximetry and are interested in the numerous clinical benefits of FORE-SIGHT's absolute cerebral oximetry technology. We have completed the hiring and training of a number of clinical applications specialists and we continue to train outside sales representatives throughout the country. Pilot production is underway and full production and initial sales are expected in the second quarter."

FORE-SIGHT - CONFERENCES AND ABSTRACTS
CASMED remains committed to educating the market to the benefits of absolute cerebral oximetry. Data from neonatal clinical studies was recently presented at the 2nd International Conference on Neonatal Brain Monitoring in Clearwater Beach, FL by Dr. Jordana Fenik, MD, Department of Neonatology, Children's National Medical Center & George Washington University School of Medicine, Washington, DC. Additionally, Dr. Paul Benni, PhD, will present clinical observations of cerebral and pulse oximetry monitoring of newborns to the International Symposium on Innovations and Advancements in Monitoring Oxygenation and Ventilation at Duke University on March 15-17.

In addition, anesthesiologist Dr. David MacLeod, MD of Duke University Medical Center will be presenting preliminary results of a study utilizing the FORE-SIGHT Absolute Cerebral Oximeter at the 81st International Anesthesia Research Society Clinical and Scientific Congress in Orlando, FL on March 26. The data obtained from this study clearly demonstrate a consistency in cerebral tissue oxygen saturation (SctO2) values for all patients, independent of factors such as skin color that have been known to interfere with other near-infrared based monitors on the market. CASMED believes that providing a reliable means for measuring cerebral oximetry in all patient populations will allow clinicians to quickly understand the benefit of absolute cerebral oximetry. The abstract, entitled "PILOT STUDY OF FORE-SIGHT CEREBRAL OXIMETER IN CARDIAC PATIENTS" will provide data demonstrating SctO2 measurements during key clinical events for patients undergoing coronary artery bypass grafting (CABG) surgeries. The abstract is available on the IARS website at http://www.iars.org (abstract S129 of the 81st congress book).

2007 OUTLOOK
The Company expects its core business to continue to grow during 2007. However, the rate of overall growth is uncertain due to the following factors:

o Unpredictability around the anticipated sales cycles of the FORE-SIGHT monitors, sensor utilization rates and overall cost of sales & marketing efforts for the launch; as well as

o The impact of Medtronic's Physio-Control division's recent announcement of a voluntary suspension of U.S. shipments of products manufactured at its facility in Redmond, Washington. The suspension, to address quality system issues identified by Physio-Control, Medtronic and the U.S. Food and Drug Administration affects CASMED because the Company's OEM MAXNIBP(TM) technology is sold for use in Physio-Control's multi-parameter patient defibrillators. The Company estimates approximately 65% of Physio-Control's defibrillators are sold within the U.S. The Company expects Physio-Control to continue to order product for sales outside the U.S. market. Physio-Control contributed approximately 10% to CASMED's 2006 revenue; the impact of such suspension on CASMED's 2007 operating results cannot be determined at this time and will depend upon when Physio-Control resumes shipments. At present there is no information available from Physio-Control as to when shipments will be resumed, however, CASMED is in regular discussions with Physio-Control and will provide an update when we learn of a resumption of U.S. shipments.

    WEBCAST INFORMATION

    CASMED will host a conference call on February 22, 2007 at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2006 results. The call will be broadcast live over the Internet, and is accessible at the Company's website located at http://www.casmed.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. An online archive of the broadcast will be available within two hours of the end of the live call and archived on the website until March 22, 2007.

ABOUT THE FORE-SIGHT ABSOLUTE CEREBRAL OXIMETER
CASMEDs' initial market focus for the FORE-SIGHT product is on high risk cardiovascular surgeries, of which there are about 700,000 performed each year in the U.S. Additional market opportunities include a broad range of general surgical procedures and post-operative and critical care settings. Protecting the brain from low oxygen levels during these procedures is an important goal of every surgical team because the brain is highly vulnerable to oxygen deprivation. At normal body temperatures, damage to brain cells due to lack of oxygen can occur after just a few seconds. The FORE-SIGHT Cerebral Oximeter provides new information that allows clinicians to monitor and respond to instances of brain tissue oxygen deprivation before damage to the brain occurs.

ABOUT CASMED
Founded in 1984, CAS Medical Systems, Inc. is dedicated to the design and manufacture of innovative technologies and products vital to patient care in the most challenging clinical environments. Its current product lines include blood pressure measurement technology, vital signs monitoring equipment, blood pressure cuffs, apnea monitoring equipment and products for neonatal intensive care. With a reputation for the highest quality products available in the markets it serves, CASMED products are used by clinicians worldwide.


For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.
           --------------


COMPANY CONTACTS
CAS Medical Systems, Inc.
Jeffery Baird, CFO
203-488-6056
ir@casmed.com

INVESTORS                                            MEDIA
Financial Dynamics                                   Financial Dynamics
John Capodanno                                       Robert Stanislaro
212-850-5705                                         212-850-5657
jcapodanno@fd-us.com                                 rstanislaro@fd-us.com



STATEMENTS INCLUDED IN THIS PRESS RELEASE, WHICH ARE NOT HISTORICAL IN NATURE, ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS RELATING TO THE FUTURE PERFORMANCE OF THE COMPANY ARE SUBJECT TO MANY FACTORS INCLUDING, BUT NOT LIMITED TO, THE CUSTOMER ACCEPTANCE OF THE PRODUCTS IN THE MARKET, THE INTRODUCTION OF COMPETITIVE PRODUCTS AND PRODUCT DEVELOPMENT, COMMERCIALIZATION AND TECHNOLOGICAL DIFFICULTIES, AND OTHER RISKS DETAILED IN THE COMPANY'S MOST RECENT FORM 10-KSB AND OTHER SECURITIES AND EXCHANGE COMMISSION FILINGS.

SUCH STATEMENTS ARE BASED UPON THE CURRENT BELIEFS AND EXPECTATIONS OF THE COMPANY'S MANAGEMENT AND ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS PRESS RELEASE THE TERMS "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT", "MAY", "OBJECTIVE", "PLAN", "POSSIBLE", "POTENTIAL", "PROJECT", "WILL" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE MADE AS OF THE DATE HEREOF, AND WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.


                              - Tables to Follow -

                            CAS MEDICAL SYSTEMS, INC.
                              STATEMENTS OF INCOME



                                        THREE MONTHS   TWELVE MONTHS    THREE MONTHS   TWELVE MONTHS
                                           ENDED           ENDED           ENDED           ENDED
                                          DEC. 31,        DEC. 31,        DEC. 31,        DEC. 31,
                                            2006            2006            2005            2005
                                        ---------------------------     ---------------------------
Revenues                                $10,190,562     $35,202,011     $ 8,577,080     $26,884,421

Costs and Expenses:
  Cost of Products Sold                   6,293,952      20,802,677       4,743,308      15,092,322
  Research and Development                  875,917       2,762,269         730,438       1,630,681
  Selling, General and Administrative     2,201,714       8,658,812       2,221,699       7,438,511
                                        ---------------------------     ---------------------------
                                          9,371,583      32,223,758       7,695,445      24,161,514

                                        ---------------------------     ---------------------------
Operating Income                            818,979       2,978,253         881,635       2,722,907

  Interest Expense                           61,132         248,404          66,353         166,611

                                        ---------------------------     ---------------------------
Pre-tax Income                              757,847       2,729,849         815,282       2,556,296

  Income Taxes                              222,148         983,148         166,131         741,120

                                        ---------------------------     ---------------------------
Net Income                              $   535,699     $ 1,746,701     $   649,151     $ 1,815,176
                                        ===========================     ===========================

EARNINGS PER COMMON SHARE:

    Basic                               $      0.05     $      0.17     $      0.06     $      0.18

    Diluted                             $      0.04     $      0.14     $      0.05     $      0.15

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING:

    Basic                                10,481,321      10,373,225      10,016,342       9,941,670

    Diluted                              12,120,152      12,165,907      11,929,864      11,729,347


                            CAS MEDICAL SYSTEMS, INC.
                                 BALANCE SHEETS



                                             DECEMBER 31,          DECEMBER 31,
                                                 2006                  2005
                                             ------------          ------------
Cash and cash equivalents                    $  1,334,535          $  1,892,584
Accounts receivable                             4,906,303             3,218,963
Income taxes receivable                           320,943
Inventories                                     6,808,193             5,592,807
Deferred income taxes                             329,458               318,262
Other current assets                              408,171               494,182
                                             ------------          ------------

  Total current assets                         14,107,603            11,516,798

Property, plant, and equipment                  6,859,759             5,817,616
Less accumulated depreciation                  (3,535,915)           (3,080,160)
                                             ------------          ------------
                                                3,323,844             2,737,456

Intangible and other assets, net                  457,352               360,186
Goodwill                                        3,379,021             3,079,021
Deferred income taxes                             175,611               224,620

                                             ------------          ------------
  Total assets                               $ 21,443,431          $ 17,918,081
                                             ============          ============


Current portion of long-term debt            $    609,615          $    574,115
Notes payable                                      69,241               206,359
Accounts payable                                3,228,265             2,167,396
Income taxes payable                                   --                18,999
Accrued expenses                                1,104,726             1,068,035
                                             ------------          ------------

  Total current liabilities                     5,011,847             4,034,904

Long-term debt, less current portion            3,806,587             4,416,202

Retirement benefit obligation                                           349,567

Common stock                                       42,717                40,456
Common stock held in treasury, at cost           (101,480)             (101,480)
Additional paid-in capital                      4,935,538             3,176,911
Retained earnings                               7,748,222             6,001,521
                                             ------------          ------------

Stockholders' equity                           12,624,997             9,117,408

                                             ------------          ------------
Total liabilities & equity                   $ 21,443,431          $ 17,918,081
                                             ============          ============